POWER OF ATTORNEY
GRANT AND CONFIRMING STATEMENT
Respecting Securities Exchange Act Forms 3, 4 and 5 and Related Matters
Re: Yongye Biotechnology International, Inc.

1.       Designation of Attorneys-in-Fact. The undersigned, hereby designates each of Norwood Beveridge, Jr. and Yayoi Shionoiri, individuals with full power of substitution, as my attorney-in-fact to act for me and in my name, place and stead, and on my behalf in connection with the matters set forth in Item 2 below.

2.       Powers of Attorney-in-Fact. Each attorney-in-fact shall have the authority to sign all such U.S. Securities and Exchange Commission ("SEC") reports, forms and other filings, specifically including but not limited to Forms 3, 4, 5 and 144, as such attorney-in-fact deems necessary or desirable in connection with the satisfaction of my reporting obligations under the rules and regulations of the SEC.

3.       Effectiveness. This power of attorney shall become effective upon the execution of this document.

4.       Duration. This power of attorney shall remain in effect until revoked by me. This power of attorney shall not be affected by disability of the principal.

5.       Revocation. This power of attorney may be revoked in writing at any time by my giving written notice to the attorney-in-fact. If this power of attorney has been recorded, the written notice of revocation shall also be recorded.

Date: June 16, 2008 KNIGHT BRIDGE GROUP LIMITED /s/ Kwok Cheuk Yuen By: Kwok Cheuk Yuen Title: Director